Exhibit 99.1
CONNETICS REPORTS POSITIVE RESULTS FROM DESILUX PHASE III TRIAL
NDA Submission Anticipated by Year End for First Drug Using Patented Emollient Foam Technology
PALO ALTO, Calif. (August 15, 2005) — Connetics Corporation (NASDAQ: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, announced today the positive outcome of its Phase III clinical trial evaluating Desilux™ (desonide) VersaFoam-EF, 0.05%, a low-potency topical steroid formulated in the Company’s proprietary emollient foam delivery vehicle to treat atopic dermatitis.
The Desilux Phase III trial included 581 patients from age three months to 17 years and was designed to demonstrate superiority of Desilux over placebo foam. In the randomized and blinded study, subjects received either Desilux or placebo foam twice-daily for four weeks, followed by three weeks of follow up. The data from the trial demonstrate a consistently robust and highly statistically significant treatment effect for Desilux compared to placebo foam on the primary trial composite endpoint evaluating improvement in the Investigator’s Static Global Assessment (ISGA), erythema and induration/papulation.
The proportion of patients achieving treatment success on the primary endpoint was 39% for Desilux and 9% for placebo foam (p<0.0001). Treatment success for a given subject was defined as clear or almost clear based on ISGA with a minimum of two grade improvement in ISGA score from baseline, and absent or minimal erythema and induration/papulation. The data from the trial also demonstrated that Desilux was safe and well tolerated, with the most frequently observed side effects mild in nature and largely limited to application site reactions.
“We are enthusiastic about the strength of the Desilux pivotal data, and look forward to the prospect of bringing to market our first drug candidate in Connetics’ patented emollient foam delivery vehicle,” said Lincoln Krochmal, M.D., Executive Vice President of Research and Product Development for Connetics. “We have established leading brands in the topical mid- and super-high potency steroid categories with Luxíq and OLUX, respectively, and with Desilux we look forward to offering dermatologists a complete line of topical steroids with enhanced cosmetic elegance, which we believe leads to greater patient compliance and increased patient satisfaction.”
“Our Connetics team, the clinical investigators and their staffs have done an admirable job in planning and executing the Desilux development program,” said Thomas G. Wiggans, Chief Executive Officer of Connetics. “We look forward to submitting an NDA by the end of the year to seek approval to market Desilux in the U.S.”
About Desilux
Desonide is the leading topical steroid prescribed by dermatologists within the U.S. in the 7.7 million annual prescription low-potency steroid market. The approval of Desilux would provide Connetics with its first low-potency steroid product and expand the Company’s topical steroid product offering into the three segments of the $1.1 billion topical steroid market. Connetics expects Desilux to be the Company’s first product with a pediatric indication.
Connetics believes that the emollient foam delivery vehicle is an important advancement in topical steroid therapy. The vehicle, which received a patent in May 2004, contains no alcohol and is targeted for on body application areas; it relieves dryness by providing an elegant moisturizing barrier that does not feel greasy like an ointment or cream. The vehicle was developed by Connetics as a cosmetically and functionally elegant formulation to compete against creams, emollient- and ointment-based treatments, and address a market opportunity in the U.S. that currently exceeds $725 million annually.

About Connetics
Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam(R). The Company’s marketed products are OLUX(R) (clobetasol propionate) Foam, 0.05%, Luxiq(R) (betamethasone valerate) Foam, 0.12%, Soriatane(R) (acitretin) capsules and Evoclin™ (clindamycin) Foam, 1%. Connetics is developing Velac(R) (a combination of 1% clindamycin and 0.025% tretinoin) Gel, for treating acne, Desilux™ (desonide) VersaFoam-EF, 0.05%, a low-potency topical steroid formulated to treat atopic dermatitis, Primolux™ (clobetasol propionate) VersaFoam-EF, 0.05%, a super high-potency topical steroid formulation to treat atopic dermatitis and plaque psoriasis and Extina(R), a foam formulation of the antifungal drug ketoconazole. Connetics’ product formulations aim to improve the management of dermatological diseases and provide significant product differentiation. In Connetics’ marketed products, these formulations have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.
Forward Looking Statements
Except for historical information, this press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Connetics expects, believes or anticipates will or may occur in the future, including, particularly, statements about bringing Desilux to market, Desilux’s effect on patient compliance and satisfaction, the planned filing of a New Drug Application for Desilux, obtaining FDA approval for the indications sought, the advancement in topical steroid therapy offered by Connetics’ emollient foam delivery vehicle, the value of the market opportunity for Desilux, and earnings estimates, future financial performance, and financial guidance, are forward-looking statements. Statements pertaining to revenue expectations, revenue growth, and regulatory and clinical milestones associated with Connetics’ products or product candidates are also forward-looking statements. These forward-looking statements are based on certain assumptions made by Connetics’ management based on its experience and perception of the Desilux development process, historical trends, current conditions, expected future developments with Desilux and its market, and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Connetics’ control, and which could cause actual results or events to differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarter ended June 30, 2005. Forward-looking statements represent the judgment of the Company’s management as of the date of this release, and Connetics disclaims any intent or obligation to update any forward-looking statements.

Contacts:
Patrick O’Brien	Bruce Voss or Zachary Bryant
Senior Director, Investor Relations	Lippert/Heilshorn & Associates
(650) 739-2950	(310) 691-7100
pobrien@connetics.com	bvoss@lhai.com
Press Release Code: (CNCT-G)
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